Exhibit 10.22(a)

Inner Mongolia Tehong Coal Co., Ltd - Laiyegou Coal Mine

Raw Coal Production Agreement

November 1st, 2003

Raw coal production agreement of
Lai Yegou coal mine of Inner Mongolia Tehong Coal Co., Ltd
Party A:	Laiyegou coal mine of Inner Mongolia Tehong Coal Co., Ltd
Party B:	Wu Lingwen - Yangguang area Qingshan district Baotou City

By equal negotiation by both parties, Party A contracts raw coal production, alley digging, permanent assets, material and other investment ( all expense in raw coal producing process) to party B for operation and management. Concrete contracting items are signed as follows:

1.	Contracting period

Contracting date is from Nov.1th of 2003 to Feb.1th of 2006, and total contracting period is two years and three month.

2.	Contracting method

By equal negotiation, party A agreed to contract to party B by the way of adopting“ 4 confirm” and “2 undertake, including confirming time, confirming task, confirming investment, confirming quality, undertaking expense and undertaking safety. Party B can do independent business accounting, independent operation, pay for over payment by themselves, surplus belonged to party B after contracted by party B.

3.	Contracting expense and payment method

(1) Raw coal producing index: according to sale conditions of coal market, party A needed party B produced coal over 25000ton per month, annual output of coal should be over 300000 ton. Total output of Raw coal should be over 675000 ton in contracting period of two years and three month.

(2) Alley digging index:
Party B should remain 400m of recovery alleyinot include cutting holej, including 200m of transportation alley, 200m of re-wind alley, the distance between two smooth groove is 105m. The above assignment of alley digging must be finished by the end of Dec of 2005. Otherwise party B will be received penalty of RMB 350 per meter less of the shortfall.

Within contracting period if technical reconstruction is needed, concrete design of the project, construction expense can be negotiated to confirm by two parties according to practical conditions.

(3) Standard of producing expense for contracting
On the basis of producing safety, after party B shipping coal to coal station on the ground, in terms of actual scaling quantity in selling (include internal transfer) with 0.4 tons of wastage deducted from every truck, party A can pay party B production contracting expense of RMB11yuan, including fixed assets, material expense, personnel salary, the expense of detonator and dynamite, and repair expense for electrical equipment). Party A should pay 80% of production contracting expense for last month in 1st to 5th of this month; the remaining must be paid off on next month.

4.	Exploitation standard

(1) Party B must according national law regulations "coal safe regulations" and others to producing raw coal, alley digging and re-mining, and according to safe production “three big regulations” set down by party A, and must seriously execute the regulation of “coal safety inspection rules” as well as coal department, forbidding digging and exploitation without order.

(2) Party B must exploit according to the method of house pole, remained total coal pole that confirmed by party A. Party B needed to take away all equipment, material, obdurate in time when finished each re-mining,

(3) Party B needed to hold harmonize proportion of excavation, and kept enough coal space for ever.

(4) Party A should know the party B’s exploiting place of mine well and direction of alley digging. Party B should reduce crack when blasting on re-mine place, and remain well exploiting place mine pole; main alley digging should use mill finish blasting.

(5) Alley specification:

It should satisfy transportation, ventilation, equipment of installation and requirement for construction of examining and repairing in alley and net section of main shipping passage

5.	Check and accept

At the end of month, party A should carry careful check and accept to all raw mine producing conditions in the mine well by technician organized of party A. Party A has the right of deduct contracting expense from paying for party B and making penalty according as this contract and national regulations, if they found party B that mining without by rule or stated standard without achieving.

6.	Equipment, material of detonator and dynamite, management of permanent assets

Party A has the right of possession for all permanent assets, machine and equipment, material and the equipment was bought for party B ( contains party B bought all material using production expense of party A); party B can use which they need by two parties make sure how many that is. Party B only has the right of using and maintenance and will take on the responsibility of compensation if they sell off, changing and losing by them in the contracting period.

Party B will take on purchasing, allotting, using of the detonator and dynamite after that was handed over, and will be responsible for any accidents as a result of use of the product of detonator and dynamite.

Within the period of contract, big equipment and permanent assets (such as wind well reconstruction, purchasing main fan etc) were take on by party A. Other small equipment, breakable and easy wastage things (such as coal electric drill, small diving pump, drill pipe, aiguille, fan, the detonator and dynamite etc) all that were take on by party B.

Finished the period of contract, party B must confirm all equipment of 65% that can use, party B purchased the equipment or material that some can continue to use, that can sell converting into money to party A.

7.	Safe regulation

Party B must execute “three big regulations” in the process of production, special department worker were arrange safe operation regulation study every month, all people of mine were arrange to organized safe analysis meeting every month. Party B needed to strengthen management to producer, and strict prevent any accident happened that like safe responsibility accident happened for management without strict and disobey operation regulations, any big or small accident like that all expense and responsibility will be taken on party B, party A only supply to help and harmonize by appear personally.

8.	Management of coal quality

According as practical coal quality of the mine, producing raw coal contains gangue under 5% by party B, the size of massive coal is not more than 60x50 , the size of gangue which above 60 centimetre that forbid to transport the mouth of a well. Party A has the right of penalty to party B if they can not up to that standard.

9.	Sale and management of raw coal

(1)Party B produced raw coal that must transport to destination appointed by Party A. Party B has no right for of selling the material produced. The end of month, two parties confirm the standard quantity of sell for inside and outside, the result of verified and collected as the basis of balance for producing raw coal contracting expense of party B.

(2) Party B has the right of supervising and verifying the quantity of transportation and selling in the process of raw coal selling of party A.

10.	Responsibility of two parties

(1) The right and responsibility of party A:

	•	They have the right of checking and supervising for the quality of criterion degree and alley digging to party B’s house pole in the coal mine. If they found large ruinous place, they will execute penalty to party B.

	•	The right of selling raw coal

	•	Every work of party B in the contract, party A has the right of penalty by 50% of job’s character and cost if party A hasn’t executed or finished; Party B must stop production if made great loss; low responsibility will be taking on if the instance becomes so bad.

	•	Party A has the right of responsibility to protect coal mine avoid loss, and the right of maintenance normal safety production, and have the right and obligation for improve the word environment and safe degree in the coal well, and the right of increasing relative equipment and establishment if they needed to.

	•	Party A has the responsibility that offer economic help to party B.

	•	Party A has the responsibility of clearing up coal mine place.

	•	Party B can not pay the salary for that effect normal production if party A can not pay off 80% expense of last month contracting production, because of that make great loss will be take on party A.

	•	Party A will be responsibility for the loss of overstock in the coal mine.

	•	Party A have the obligation to make well relations with the department of the local government, local resident and public security cooperate with party B.

(2)	The right and responsibility of party B:

	•	Party B has their producing personnel, and have the right of employ worker, but all employee must have recommendation letter of country or available certificate, and register and ID copies of employee that gave party A to keep in the archives.

	•	Party B has the right of using production expense and allotting surplus income.

	•	Party B has the responsibility and obligation of training for special worker of type of work.

	•	Party B has the obligation of making well for task area and sanitation of diggings.

	•	Party B has the responsibility of making well for safe production and technical management.

	•	Party B has the responsibility of management for family planning, forbidding to hire violating against the policy of family planning, the employee with family numbers who needed to have the certificate of resident committee family planning department of country.

	•	Party B has the responsibility of maintenance public security, fireproofing, guard against theft, refraining and harmonizing entanglement, safety of coal mine.

	•	Party B has the obligation of executing sign for the instruction and notice delivered by party A.

	•	Party B should take on 3% of tax for contracting expense in raw coal production and burking individual income tax(party A will instead them rate paying to tax department).

11.	Other item

	(1)	Guaranty capital, in order to prevent the breach of faith, party B paid RMB 100000yuan guaranty capital to party A when the contract went into effect, party A hand back that guaranty capital when finishing contract. Party A has the right of deducts the guaranty capital as loss expense of the breach of faith if party B breaches the contract and makes loss in the process of contracting.

	(2)	Party A paid electrical expense instead of party B (practical consuming electricity noticed to party B), then the expense deduct production contracting expense each month from party B.

	(3)	Party B managed personnel who have not to make trouble to party A and disturb the work of party A, otherwise party B will be responsible for all loss by this.

	(4)	Party B should carefully protect coal well and equipment of well, all loss will be responsibility by party B if big ruinous accident happened for breach of duty.

	(5)	In the process of contract, any parties can not tear the contract otherwise the party of tear the contract must pay RMB 200000 Yuan breach money to other party.

	(6)	Permanent assets, equipment, big material bought by party B must confirm by party A, then listed it to permanent assets investment project within contracting period.

	(7)	Party A will take on design and measure of technical department in the coal well new construction project, and signed contract by the standard of regulation by country when they have made budget, then they can construct. Such as party B will be responsibility for the loss that party B can not take on construction for the other reason.

(8) Party A loaded coal to use load machine made party B stop production over four hours no reason, and party A should deduct the output for delay time, the accumulative time of each month according as average day output check and subtract total output of this year.

(9) At the limit of high voltage box, party A will take on the expense of line maintenance of all beyond high voltage measure box (contains high voltage measure box). Party B will take on the expense of line maintenance of all except high voltage measure box. Party B will take on the loss for improper using and maintenance of electrical machine, and take on the economic loss.

12.	Under that conditions, the contract can not continue to execute if national policy has some change in the effective period of contract, two parties needed to pay off all expense that all happened in the process. Unmentioned in the contract, to consulted and dealt by two parties, and also continue to sign other supplementary agreement. This supplementary agreement and primary contract have the same effectiveness.

13.	That took effect from the day that be signed by two parties (stamp), and cancelled after finishing contract.

14.	The contract has four pieces, two parties have each piece, and coal mine kept in the archives one piece, financial department of coal mine has one piece.

Party A (stamp): Inner Mongolia TeHong Coal Co., Ltd LaiYegou Coal Mine
Principal (signature): Ding Wenhua

Party B (signature): Wu Lingwen

Date: Nov.1st, 2003